SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 22, 2009

MISSION COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

California	333-12892	77-0559736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

3380 South Higuera Street, San Luis Obispo, CA 93401

(Address of principal executive offices)

(Zip code)

(805) 782-5000

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On December 22, 2009 Mission Community Bancorp (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Carpenter Fund Manager GP, LLC, (the “Manager”) on behalf of and as General Partner of each of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund—CA, L.P.  (the “Investors”).

Pursuant to the Agreement the Manager has agreed to cause the Investors to purchase an aggregate of 3,040,000 shares of the Company’s authorized but unissued common stock, without par value (“Common Stock”), with each share of Common Stock paired with a warrant (the “Warrants”) to purchase one share of the Common Stock (collectively, the “Units”) for a purchase price of $5.00 per Unit, or an aggregate cash purchase price of $15.2 million.  The Warrants are exercisable for a term of ten years from issuance at an exercise price of $5.00 per share and contain customary anti-dilution provisions.  The sale of the Units is subject to receipt of all required regulatory approvals.

The Agreement contemplates that the Units will be purchased in two separate closings.  At the first closing the Investors will purchase an aggregate of 2,000,000 shares of Common Stock paired with Warrants to purchase 2,000,0000 shares of Common Stock for an aggregate purchase price of $10 million.  At the second closing, the Investors will purchase an aggregate of 1,040,000 shares of Common Stock paired with Warrants to purchase 1,040,000 shares of Common Stock for a purchase price of $5,200,000.

The Agreement further provides that the Company will conduct a rights offering to its existing shareholders in the first quarter of 2009 pursuant to which each shareholder will be offered the right to purchase shares of the Common Stock paired with a Warrant at a price of $5.00 per unit of common stock and warrant.  The warrants issuable in the rights offering will be for a term of 10 years and will be exercisable at a price of $5.00 per share.

Pursuant to the Agreement, the Company has agreed, effective upon the first closing, and subject to receipt of any required regulatory approvals or non-objections, to appoint as directors of the Company and of Mission Community Bank, the Company’s banking subsidiary (the “Bank”) , three persons identified by the Manager, and to continue to appoint three persons designated by the Manager for as long as the Investors beneficially own at least 25% or more of the Company’s Common Stock.  If the Investors’ beneficial ownership of the Company’s Common Stock is less than 25% but more than 15%, the Manager shall have the right to appoint two (2) directors to the Company’s Board and the Bank’s Board and if the Manager’s beneficial ownership interest is less than 15% but more than 5%, the Manager shall have the right to appoint one person to the Company’s Board and the Bank’s Board.  The right to appoint members to the Company’s Board and the Bank’s Board is in addition to and not in lieu of the Manager’s right to appoint one member to the Board of the Company and the Bank pursuant to the terms and conditions of a prior Stock Purchase Agreement dated January 24, 2008 between the Company and the Manager on behalf of the Investors.

The Company has also agreed to make available for sale to other accredited investors who may be identified by the Company or the Manager not less than an additional $5.2 million in shares of Common Stock and Warrants to purchase common stock on the same terms and conditions as provided for in the Agreement; provided, however that no board representation shall be provided for in any further securities purchase agreements with such other investors.

In addition, the Company has granted the Investors up to three demand registration rights with respect to the shares of Common Stock purchased under the Agreement, or which are or may be received by the Investors upon the exercise of the Warrants, on customary terms and conditions.  The Company has also granted the Investors  “piggyback registration” rights on customary terms and conditions.  It has also granted the Investors anti-dilution protections for so long as the Investors continue to beneficially own at least 10% of the issued and outstanding shares of the Common Stock of the Company.

The Company has agreed that the proceeds from the sale of the securities in the second closing shall be used exclusively for the repurchase of the Company’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series D, which stock was issued by the Company on January 9, 2009 for a purchase price of $5,116,000 to the U.S. Department of the Treasury under the Troubled Asset Relief Capital Purchase Program (the “TARP Preferred Stock”)..

In addition to the receipt of all required regulatory approvals, the closings are subject to other customary conditions.  Further, the closings are subject to the satisfaction of the Manager’s due diligence review, the findings of which shall be satisfactory to the Manager in its sole discretion.  In addition, the second closing is contingent upon the approval of the Company and the Manager of the Company’s redemption of  the TARP Preferred Stock, as well as the receipt of all regulatory and other approvals required with respect to a redemption of the TARP Preferred Stock.

A press release with respect to the transactions contemplated by the Securities Purchase Agreement was issued on December 22, 2009, a copy of which is included as an Exhibit hereto.

Item 3.02.  Unregistered Sale of Equity Securities.

Pursuant to the Securities Purchase Agreement, the Company has agreed to sell up to an aggregate of 3,040,000 shares of Common Stock and Warrants to purchase an aggregate of 3,040,000 shares of Common Stock at a purchase price of $5.00 per unit.  The Warrants are exercisable at a price of $5.00 per share of Common Stock.  There will be no underwriting discounts or commissions to be paid by the Company with respect to the sale of the Shares and Warrants.    The sale will be made pursuant to an exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, as a privately negotiated transaction not involving a public offering.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Securities Purchase Agreement dated December 22, 2009

99.2	Form of Warrant

99.3	Press Release dated December 22, 2009

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 24, 2009		MISSION COMMUNITY BANCORP

	By:	/s/ Anita M. Robinson
Anita M. Robinson, President and Chief Executive Officer